EXHIBIT 99.(a)(1)(i)
THE MEXICO EQUITY AND INCOME FUND, INC. (THE “FUND”)
OFFER TO REPURCHASE UP TO 25% OF THE FUND’S
ISSUED AND OUTSTANDING PREFERRED STOCK,
PAR VALUE $0.001 PER SHARE (THE “PREFERRED SHARES”),
AT 99% OF NET ASSET VALUE,
IN EXCHANGE FOR PORTFOLIO SECURITIES OF THE FUND
THIS REPURCHASE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 16, 2007, UNLESS THE OFFER IS EXTENDED. THE BOARD OF DIRECTORS OF THE FUND HAS UNANIMOUSLY APPROVED THE OFFER TO REPURCHASE AND THE TRANSACTIONS CONTEMPLATED THEREBY. NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY PREFERRED STOCKHOLDERS AS TO WHETHER TO PARTICIPATE IN THE OFFER. PREFERRED STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THIS OFFER TO REPURCHASE, AND TO CONSULT THEIR OWN FINANCIAL AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER OR NOT TO PRESENT PREFERRED SHARES FOR REDEMPTION.
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. IN ADDITION, THE FUND HAS BEEN ADVISED THAT SOME OF THE DIRECTORS OF THE FUND MAY TENDER SOME OR ALL OF THEIR PREFERRED SHARES PURSUANT TO THE OFFER.
IMPORTANT
Any holder of the Fund’s Preferred Shares (a “Preferred Stockholder”) desiring to tender any portion of his or her Preferred Shares should either (1) complete and sign the Letter of Transmittal, and mail or deliver the Letter of Transmittal with his or her certificates for the tendered Preferred Shares if such Preferred Stockholder has been issued physical certificates, or mail or deliver signature guarantees for all uncertificated Preferred Shares being tendered, and any other required documents to Computershare Trust Company, N.A. (the “Depositary”), or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Any Preferred Stockholder having Preferred Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender Preferred Shares so registered.
If you do not wish to tender your Preferred Shares, you need not take any action.
October 22, 2007

SUMMARY TERM SHEET
This Summary Term Sheet highlights certain information concerning this Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, you should read carefully this entire Offer to Repurchase and the related Letter of Transmittal.
WHAT IS THE TENDER OFFER?
The Fund is offering to repurchase up to 25% of its issued and outstanding Preferred Shares at 99% of the per Preferred Share net asset value determined as of the close of regular trading on the New York Stock Exchange (the “NYSE”) on the Expiration Date (as defined below) (the “Repurchase Price”) in exchange for Portfolio Securities (the “Offer”). Portfolio Securities are defined as a pro-rata portion of each of the securities (other than short-term fixed income securities with maturities of less than one year, securities with transfer restrictions and certain illiquid securities), subject to adjustments for fractional shares and odd lots, and any cash held in the Fund’s investment portfolio at the close of regular trading on the NYSE on the Expiration Date.

WHEN WILL THE TENDER OFFER EXPIRE, AND MAY THE OFFER BE EXTENDED?
The Offer will expire at 5:00 p.m., New York City time, on November 16, 2007, unless extended (the “Expiration Date”). The Fund may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the Offer otherwise would have expired. See Section 1 of this Offer to Repurchase.
WHAT IS THE NET ASSET VALUE PER PREFERRED SHARE AS OF A RECENT DATE?
As of October 19, 2007, the net asset value per Preferred Share was $39.55. See Section 8 of this Offer to Repurchase for additional information regarding net asset values and market prices. During the pendency of the Offer, current net asset value quotations can be obtained by calling the Fund’s toll free number at 866-700-6104 between 9:00 a.m. and 5:00 p.m., central time, Monday through Friday (except holidays).
WILL THE NET ASSET VALUE BE HIGHER OR LOWER ON THE DATE THAT THE PRICE TO BE PAID (IN PORTFOLIO SECURITIES) FOR TENDERED PREFERRED SHARES IS TO BE DETERMINED?
No one can accurately predict the net asset value on a future date, but you should realize that the net asset value on the date the Repurchase Price for tendered Preferred Shares is to be determined may be higher or lower than the net asset value on October 19, 2007.
HOW DO I TENDER MY PREFERRED SHARES?
If your Preferred Shares are registered in your name, you should obtain and read the tender offer materials, including this Offer to Repurchase and the related Letter of Transmittal, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Depositary, in proper form before 5:00 p.m., New York City time, on November 16, 2007 (unless the tender offer is extended by the Fund, in which case the new deadline will be stated in the public announcement of the extension). If your Preferred Shares are held by a broker, dealer, commercial bank, trust company or other nominee (e.g., in street name), you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your Preferred Shares by directing that firm to complete, compile and deliver the necessary documents for submission to the Depositary by November 16, 2007 (or if the Offer is extended, the expiration date as extended). See Section 3 of this Offer to Repurchase.
IS THERE ANY COST TO ME TO TENDER?
No fees or commission will be payable to the Fund in connection with the Offer. However, brokers, dealers or other persons may charge Preferred Stockholders a fee to tender their Preferred Shares pursuant to this Offer. See the Letter of Transmittal.

MAY I WITHDRAW MY PREFERRED SHARES AFTER I HAVE TENDERED THEM AND, IF SO, BY WHEN?
Yes, you may withdraw your Preferred Shares at any time prior to 5:00 p.m., New York City time, on November 16, 2007 (or if the offer is extended, at any time prior to 5:00 p.m., New York City time, on the new expiration date). Withdrawn Preferred Shares may be re-tendered by following the tender procedures before the Offer expires (including any extension period). See Section 4 of this Offer to Repurchase.
HOW DO I WITHDRAW TENDERED PREFERRED SHARES?
A notice of withdrawal of tendered Preferred Shares must be timely received by the Depositary, which notice specifies the name of the Preferred Stockholder who tendered the Preferred Shares, the number of Preferred Shares being withdrawn (which must be all of the Preferred Shares tendered) and, with respect to share certificates representing tendered Preferred Shares that have been delivered or otherwise identified to the Depositary, the name of the registered owner of such Preferred Shares if different from the person who tendered the Preferred Shares. See Section 4 of this Offer to Repurchase.
MAY I PLACE ANY CONDITIONS ON MY TENDER OF PREFERRED SHARES?
No.
IS THERE A LIMIT ON THE NUMBER OF PREFERRED SHARES I MAY TENDER?
No. See Section 1 of this Offer to Repurchase.
WHAT IF MORE THAN 25% OF THE SHARES ARE TENDERED (AND NOT TIMELY WITHDRAWN)?
In the event that the Offer is oversubscribed, the Fund will repurchase Preferred Shares pro-rata among tendering Preferred Stockholders in proportion to the number of Preferred Shares tendered to the Fund by each such Preferred Stockholder.
IF I DECIDE NOT TO TENDER, HOW WILL THE TENDER OFFER AFFECT THE PREFERRED SHARES I HOLD?
Your percentage ownership interest in the Preferred Shares of the Fund will increase after completion of the Offer.
IF PREFERRED SHARES I TENDER ARE ACCEPTED BY THE FUND, WHEN WILL I RECEIVE THE PORTFOLIO SECURITIES ?
It is contemplated that in-kind payment for tendered Preferred Shares, if accepted, will be made as soon as reasonably practicable after the Expiration Date.

IS MY SALE OF PREFERRED SHARES IN THE TENDER OFFER A TAXABLE TRANSACTION?
For most Preferred Stockholders, yes. It is expected that all U.S. Preferred Stockholders, other than those who are tax-exempt, who sell Preferred Shares in the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the value of the Portfolio Securities they receive for the Preferred Shares repurchased and their adjusted basis in those Preferred Shares. It is possible, however, that for U.S. federal income tax purposes a Preferred Stockholder, other than a tax-exempt Preferred Stockholder, may be taxed on the entire amount paid to such Preferred Stockholder as if it were a dividend. See Section 9 of this Offer to Repurchase for details, including the nature of any income or loss and the differing rules for U.S. and non-U.S. Preferred Stockholders. Please consult your tax advisor as well.
IS THE FUND REQUIRED TO COMPLETE THE TENDER OFFER AND PURCHASE ALL PREFERRED SHARES TENDERED UP TO THE MAXIMUM OF THE OFFER?
Under most circumstances, yes. There are certain circumstances, however, in which the Fund will not be required to purchase any Preferred Shares tendered as described below.
IS THERE ANY REASON PREFERRED SHARES TENDERED WOULD NOT BE ACCEPTED?
In addition to those circumstances described in Section 14 of this Offer to Repurchase in which the Fund is not required to accept tendered Preferred Shares, the Fund has reserved the right to reject any and all tenders determined by it not to be in appropriate form. For example, tenders will be rejected if the tender does not include the original signature(s) or the original of any required signature guarantee(s).
WHAT ACTION NEED I TAKE IF I DECIDE NOT TO TENDER MY PREFERRED SHARES?
None.
DOES MANAGEMENT ENCOURAGE PREFERRED STOCKHOLDERS TO PARTICIPATE IN THE TENDER OFFER, AND WILL MANAGEMENT PARTICIPATE IN THE TENDER OFFER?
None of the Fund, its Board of Directors nor the Fund’s investment adviser, Pichardo Asset Management, S.A. de C.V., is making any recommendation to tender or not to tender Preferred Shares in the Offer. Some Directors of the Fund have indicated their intention to tender some or all of their Preferred Shares. See Section 6 of this Offer to Repurchase.

TO ALL PREFERRED STOCKHOLDERS
OF
THE MEXICO EQUITY AND INCOME FUND, INC. (THE “FUND”)
INTRODUCTION
The Fund, a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified management investment company, hereby offers to repurchase up to 25% of its issued and outstanding shares of preferred stock, par value $0.001 per share (“Preferred Shares”), or up to 357,334 issued and outstanding Preferred Shares, upon the terms and subject to the conditions contained in the Offer to Repurchase dated October 22, 2007, and the related Letter of Transmittal that are filed as exhibits to the Schedule TO, at 99% of the per Preferred Share net asset value (“NAV”) determined as of the close of regular trading on the New York Stock Exchange (the “NYSE”) on the Expiration Date (the “Repurchase Price”) in exchange for Portfolio Securities (as defined below) (the “Offer”). Portfolio Securities are defined as a pro-rata portion of each of the securities (other than short-term fixed income securities with maturities of less than one year, securities with transfer restrictions and certain illiquid securities), subject to adjustments for fractional shares and odd lots, and any cash held in the Fund’s investment portfolio at the close of business on the Expiration Date. The Offer will expire at 5:00 p.m., New York City time, on November 16, 2007, unless extended (the “Expiration Date”). The Fund is mailing materials for the Offer to holders of Preferred Shares (“Preferred Stockholders”), on or about October 25, 2007.
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN AND IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. IN ADDITION, THE FUND HAS BEEN ADVISED THAT SOME DIRECTORS OF THE FUND MAY TENDER SOME OR ALL OF THEIR PREFERRED SHARES PURSUANT TO THE OFFER.
As of October 19, 2007, there were 1,429,336 shares of preferred stock issued and outstanding, and the NAV was $39.55 per Preferred Share. The Fund does not expect that the number of Preferred Shares issued and outstanding will be materially different on the Expiration Date. Preferred Stockholders may contact the Fund directly at its toll free number, 866-700-6104 to obtain current NAV quotations for the Preferred Shares.
The Fund’s Preferred Shares are currently listed for trading on the NYSE under the symbol “MXE-Pr.” You may continue to purchase and sell Preferred Shares in cash transactions over the NYSE. This Offer is an alternative means to permit you to sell your Preferred Shares to the Fund in exchange for Portfolio Securities. In order to participate in the Offer, you must provide information regarding a Mexican brokerage or custodial account available to or established by you which can receive the Portfolio Securities (the “Mexican Account”).
Tendering Preferred Stockholders may be obligated to pay brokerage fees or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the Preferred Shares.

Background
The purpose of the Offer is to provide holders of Preferred Shares with an alternative source of liquidity for their Preferred Shares in addition to cash sales of Preferred Shares on the NYSE, to enhance Preferred Stockholder value and to help narrow the discount to net asset value at which Preferred Shares trade. The Offer provides holders of Preferred Shares with the opportunity to redeem their Preferred Shares in-kind (i.e., in exchange for Portfolio Securities) in order to realize close to net asset value for their Preferred Shares.
This Offer is related to the Fund’s previous rights offering for the Preferred Shares pursuant to a registration statement filed with the Securities and Exchange Commission (“SEC”) (the “Registration Statement”), in which the Board stated its intention to conduct an offer to repurchase in-kind up to 25% of the Fund’s issued and outstanding Preferred Shares on a semi-annual basis. The Offer will be the first time the Fund will conduct such a repurchase offer for its issued and outstanding Preferred Shares.
The sale proceeds of the Offer will be remitted in Portfolio Securities except for (a) securities which, if distributed, would be required to be registered under the Securities Act of 1933, as amended (the “Securities Act”); (b) securities issued by entities in countries which restrict or prohibit the holding of securities by non-nationals other than through qualified investment vehicles; and (c) certain portfolio assets (such as forward currency exchange contracts, futures and options contracts and repurchase agreements) that, although they may be liquid and marketable, involve the assumption of contractual obligations, require special trading facilities or can only be traded with the counterparty to the transaction in order to effect a change in beneficial ownership. With respect to the Portfolio Securities, as to fractional shares and/or odd lots of securities and/or amounts attributable to any cash position (including short-term non-equity securities), the Fund will (a) pay cash for fractional shares and/or odd lots of securities and/or amounts attributable to any cash position (including short-term non-equity securities); (b) round off (up or down) odd lots or fractional shares so as to eliminate them prior to distribution; or (c) pay a higher pro-rata percentage of equity securities to represent such items. The choice of option (a), (b) or (c) with respect to the treatment of fractional shares and/or odd lots of securities is at the discretion of the Fund.
The Offer also is intended to insulate Preferred Stockholders who choose not to participate from bearing any portion of the significant unrealized capital gains of the Fund which would be realized if the Fund sold the Portfolio Securities in order to satisfy redemption requests in cash.
Any holder of the Fund’s Preferred Shares (a “Preferred Stockholder”) desiring to tender any portion of his or her Preferred Shares should either (1) complete and sign the Letter of Transmittal, and mail or deliver the Letter of Transmittal with his or her certificates for the tendered Preferred Shares if such Preferred Stockholder has been issued physical certificates, or mail or deliver signature guarantees for all uncertificated Preferred Shares being tendered, and any other required documents to Computershare Trust Company, N.A. (the “Depositary”), or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Any Preferred Stockholder having Preferred Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender Preferred Shares so registered.
IF YOU DO NOT WISH TO PRESENT YOUR PREFERRED SHARES FOR REDEMPTION IN THE OFFER, YOU NEED NOT TAKE ANY ACTION.
THIS OFFER IS BEING EXTENDED TO ALL PREFERRED STOCKHOLDERS OF THE FUND AND IS SUBJECT TO CERTAIN CONDITIONS AS OUTLINED HEREIN AND IN THE LETTER OF TRANSMITTAL. SEE SECTIONS 3 AND 14 OF THIS OFFER TO REPURCHASE.
NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY PREFERRED STOCKHOLDER AS TO WHETHER TO PARTICIPATE IN THE OFFER. PREFERRED STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THIS OFFER TO REPURCHASE, CONSULT THEIR OWN FINANCIAL AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER OR NOT TO PRESENT PREFERRED SHARES FOR REDEMPTION.
THE FUND HAS BEEN ADVISED THAT ITS DIRECTORS MAY PARTICIPATE IN THE OFFER.
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND OR THE INVESTMENT ADVISER.
PARTICIPATING PREFERRED STOCKHOLDERS WILL BE RECEIVING PORTFOLIO SECURITIES WHICH WILL INCLUDE SHARES OF MEXICAN PUBLIC COMPANIES. INFORMATION ABOUT MEXICAN PUBLIC COMPANIES MAY BE LESS EXTENSIVE THAN U.S. PUBLIC COMPANIES, IS LIKELY TO BE IN SPANISH, AND MAY NOT BE AS ACCURATE OR CURRENT. PREFERRED STOCKHOLDERS MAY WISH TO CONDUCT THEIR OWN INVESTMENT RESEARCH AND/OR CONSULT THEIR FINANCIAL ADVISOR.
1. Terms of the Offer; Expiration Date.
Upon the terms and subject to the conditions set forth in this Offer to Repurchase, the Fund will accept, for in-kind redemption, up to 25% of its issued and outstanding Preferred Shares, or up to 357,334 issued and outstanding Preferred Shares, at 99% of the per Preferred Share net asset value determined as of the close of regular trading on the NYSE on the Expiration Date in exchange for Portfolio Securities.
If the number of Preferred Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to 25% of its issued and outstanding shares of Preferred Shares (the “Offer Amount”), the Fund will, upon the terms and conditions of the Offer, redeem all Preferred

Shares so tendered. A Preferred Stockholder may tender some or all of the Preferred Shares owned by such Preferred Stockholder.
In the event that the Offer is oversubscribed, the Fund will repurchase Preferred Shares pro-rata among tendering Preferred Stockholders in proportion to the number of Preferred Shares tendered to the Fund by each such Preferred Stockholder.
If a Preferred Stockholder decides against continuing to own Preferred Shares of the Fund, consideration should be given to the relative benefits and costs of tendering Preferred Shares at net asset value pursuant to the Offer versus selling Preferred Shares at the market price with the associated transaction costs.
The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. During any extension, all Preferred Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Preferred Stockholder to withdraw his or her Preferred Share(s).
The Fund has received an order from the SEC permitting any holder of voting securities of the Fund, who may be deemed an “affiliated person” of the Fund within the meaning of Section 2(a)(3) of the 1940 Act solely as a consequence of such stockholder’s ownership of 5% or more of the outstanding voting securities of the Fund, to participate in this Offer and future in-kind tender offers.
2. Acceptance for Payment and Payment for Preferred Shares.
Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay for, Preferred Shares validly submitted for repurchase on or before the Expiration Date and not properly withdrawn in accordance with Section 4 as soon as practicable after the Expiration Date. In all cases, payment for Preferred Shares submitted for repurchase and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Preferred Shares (unless such Preferred Shares are held in uncertificated form), a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, including any necessary tax forms. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Preferred Shares, in order to comply, in whole or in part, with any applicable law.
For purposes of the Offer, the Fund will be deemed to have accepted for payment Preferred Shares validly submitted for repurchase and not withdrawn as, if and when the Fund gives oral or written notice to the Depositary of its acceptance for payment of such Preferred Shares pursuant to the Offer. The Depositary will, as the Fund’s transfer agent, cancel Preferred Shares accepted for repurchase, and the Fund’s sub-custodian will transfer the Portfolio Securities to the Mexican Accounts as promptly as practicable after the Expiration Date. Although the Fund will try to make payment (in Portfolio Securities) for Preferred Shares repurchased as promptly as possible, the Fund may be delayed in making payment, but such delays are likely to be the result of circumstances beyond the Fund’s control. Under no circumstances will the Fund pay interest on the Repurchase Price, regardless of any delay in making payment therefor. If any Preferred Shares submitted for repurchase are not accepted for payment pursuant to the terms and conditions of the Offer for any reason or are not paid because of an invalid submission (i) certificates for such unpurchased Preferred Shares will be returned, without expense to the participating Preferred Stockholder, as soon as practicable following expiration or termination of the Offer, and (ii) Preferred Shares delivered pursuant to the Book-Entry Delivery Procedure (as defined in Section 3 below) will be credited to the appropriate account maintained with the appropriate Book-Entry Transfer Facility (as defined in Section 3 below).
If the Fund is delayed in payment for, or is unable to accept for payment or pay for, Preferred Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on behalf of the Fund, retain Preferred Shares submitted for repurchase, and such Preferred Shares may not be withdrawn.
Participating Preferred Stockholders may be required to pay brokerage fees to a U.S. broker, dealer, commercial bank, trust company or other nominee in order to participate in the Offer. Participating Preferred Stockholders may also be subject to certain tax consequences as discussed in Section 9 of this Offer to Repurchase.
The Fund normally publishes its net asset value per Share on each business day after the close of regular trading on the NYSE. The Fund’s Preferred Shares are listed for trading under the symbol “MXE-Pr” on the NYSE. On October 19, 2007, the net asset value per Preferred Share was $39.55 and the Fund’s last reported sales price was $35.50 per Preferred Share, representing a 10.24% discount from the net asset value per Preferred Share. The Fund’s net asset value per Preferred Share will be available daily through the Expiration Date, through the Fund’s toll free number at 866-700-6104.
The Fund anticipates publishing the Fund’s investment portfolio via press release on the Expiration Date. The Portfolio Securities to be received by participating Preferred Stockholders will be pro-rata among tendering Preferred Stockholders in proportion to the number of Preferred Shares tendered to the Fund by each such Preferred Stockholder.
Preferred Stockholders submitting Preferred Shares in the Offer must ensure that all required information has been provided and is accurate. The Fund is not responsible for notifying Preferred Stockholders of any inaccuracies or deficiencies in their submission and an invalid submission will result in the return of Preferred Shares submitted for repurchase by a Preferred Stockholder.
Participating Preferred Stockholders are reminded in this Offer to Repurchase and the related Letter of Transmittal that certain Mexican securities brokers or custodians might choose not to accept repurchase offer proceeds (portfolio securities of the Fund) on the Expiration Date on behalf of participating Preferred Stockholder clients or might delay acceptance of proceeds until certain additional instructions and confirmations required by such Mexican securities brokers or custodians were received. Participating Preferred Stockholders are advised to consult with their Mexican securities broker or custodian and to submit any additional instructions or confirmations before the Expiration Date or as quickly as possible thereafter to avoid any delay payment. In order to transfer all of the repurchase offer proceeds on the Expiration Date, the Fund has established a segregated account with the Fund’s sub-custodian to hold the repurchase offer proceeds for the benefit of the participating Preferred Stockholders who had not submitted any additional instructions or confirmations sought by their Mexican Account holder. The proceeds for each such Preferred Stockholder will be held in this segregated custodial account until his or her Mexican securities broker or custodian notifies the Fund that the required documentation has been received and that the repurchase offer proceeds will be accepted for their participating Preferred Stockholder customer. At this point, the Fund will transfer the proceeds for that Preferred Stockholder to his or her Mexican securities broker or custodian, for the account of the Preferred Stockholder.
The Fund is neither responsible nor liable in any manner for any delay participating Preferred Stockholders may experience (as well as any possible fluctuations in the value of the proceeds) in the receipt of their repurchase offer proceeds as a result of these additional requirements imposed by certain Mexican securities brokers or custodians. Participating Preferred Stockholders whose Preferred Shares were accepted for repurchase by the Fund and who are affected by this additional documentation requirement are urged to confirm with their Mexican securities broker or custodian the receipt of their repurchase offer proceeds.
3. Procedure for Tendering Preferred Shares.
A. Proper Presentation of Preferred Shares for Redemption.
Preferred Stockholders having Preferred Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such firm if they desire to participate in the Offer. For a Preferred Stockholder to properly submit Preferred Shares pursuant to the Offer, either (a)(i) a properly completed and duly executed Letter of Transmittal and certificates representing Preferred Shares (if certificated), together with any required signature guarantees, and any other documents required by the Letter of Transmittal, including any required U.S. tax information, must be transmitted to and received by the Depositary at the address set forth on the last page of this Offer to Repurchase or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and DTC Delivery Election Form must be received by the Depositary at the address set forth on the last page of this Offer to Repurchase prior to the Expiration Date and either the certificate for Fund shares must be transmitted to and received by the Depositary at its address set forth on the last page of this Offer to Repurchase or the participating Preferred Stockholder must comply with the Book-Entry Delivery Procedure set forth in this Section 3, or (b) participating Preferred Stockholders must comply with the Guaranteed Delivery Procedures set forth in this Section 3, in all cases prior to the Expiration Date.
Letters of Transmittal and certificates representing Preferred Shares presented for redemption should NOT be sent or delivered to the Fund. Preferred Stockholders who do not have Preferred Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee may wish to contact one of these entities and deposit their Preferred Shares with it and seek its assistance in submitting the documents (including the Mexican Account information) for participation in the Offer.
Participating Preferred Stockholders must submit instructions as to brokerage or custodial arrangements entered into with appropriate Mexican stock brokers or Mexican banks, i.e. the Mexican Account, required in the transmittal documents in order to have validly presented Preferred Shares for participation in the Offer. The forms for these instructions appear in the Letter of Transmittal and, in the case of brokers, dealers, commercial banks, trust companies or other nominees submitting Preferred Shares on behalf of clients, on the DTC Delivery Election Form.
The term “Agent’s Message” means a message transmitted by a Book-Entry Transfer Facility (as defined in Part C below) to, and received by, the Depositary and forming a part of a Book-Entry Delivery Procedure (as defined in Part C below), which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility submitted the Preferred Shares for repurchase that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Fund may enforce such agreement against such participant.
Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder prohibit both “short” redemption requests and “hedged” redemption requests by any person, whether acting alone or in concert with others. It is a violation of Rule 14e-4 under the Exchange Act for a person to request redemption of Preferred Shares unless the person requesting redemption (i) has a net long position equal to or greater than the amount as to which a redemption request has been made in Preferred Shares presented for redemption, and (ii) will cause these Preferred Shares to be delivered in accordance with the terms of the Offer.
The acceptance by the Fund of Preferred Shares for repurchase will constitute a binding agreement between the participating Preferred Stockholder and the Fund upon the terms and subject to the conditions of the Offer, including the participating Preferred Stockholder’s representation that (i) the Preferred Stockholder has a net long position in the Preferred Shares being presented for redemption within the meaning of Rule 14e-4 under the Exchange Act, and (ii) the presentation of Preferred Shares for redemption complies with Rule 14e-4.
B. Signature Guarantees and Method of Delivery.
No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which includes any participant in the Depository Trust Company (“DTC”) book-entry transfer facility whose name appears on DTC’s security position listing as the owner of Fund shares) of Preferred Shares presented for redemption, or (b) Preferred Shares are presented for redemption for the account of a firm (an “Eligible Institution”) which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a Stock Transfer Association approved medallion program (such as STAMP, SEMP or MSP). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See the Letter of Transmittal, “Instructions Forming Part of the Terms and Conditions of the Offer.”

Signature(s) on the Letter of Transmittal by the registered holder(s) of Preferred Shares submitted for redemption must correspond with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever.
If any of the Preferred Shares presented for redemption are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.
If any of the Preferred Shares presented for redemption are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.
If the Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and proper evidence satisfactory to the Fund of their authority to act must be submitted. “Satisfactory” evidence is in the sole discretion of the Fund.
C. Book-Entry Delivery Procedure.
The Depositary will establish an account with respect to the Preferred Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Repurchase (the “Book-Entry Transfer Facility”). Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make delivery of Preferred Shares submitted for redemption by causing (i) such Book-Entry Transfer Facility to transfer such Preferred Shares into the Depositary’s account in accordance with such Book-Entry Transfer Facility’s procedure for such transfer; and (ii) a confirmation of receipt of such delivery to be received by the Depositary (the “Book-Entry Delivery Procedure”). The Book-Entry Transfer Facility may charge the account of such financial institution for submitted Preferred Shares on behalf of participating Preferred Stockholders. Notwithstanding that delivery of Preferred Shares may be effected in accordance with this Book-Entry Delivery Procedure, the DTC Delivery Election Form and Authorization Instructions Form must be transmitted to and received by the Depositary at the appropriate address set forth on the last page of this Offer to Repurchase before the Expiration Date or the participating Preferred Stockholder must comply with the Guaranteed Delivery Procedure set forth below (which requires submission of the Authorization Instructions Form).
Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary for purposes of this Offer.
D. Guaranteed Delivery Procedure.
If certificates for Preferred Shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Expiration Date, Preferred Shares may be properly submitted for redemption provided that:
     (i) the submission is made by or through an Eligible Institution, as defined above;

     (ii) a properly completed and executed Notice of Guaranteed Delivery, DTC Delivery Election Form and Authorization Instructions Form, substantially in the form provided by the Fund, is received by the Depositary by the Expiration Date; and
     (iii) the Fund Share certificates evidencing all Preferred Shares, in proper form for transfer, or a Book-Entry Confirmation, together with the Letter of Transmittal properly completed and executed with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.
The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.
Notwithstanding any other provision hereof, repurchase of Preferred Shares accepted for repurchase pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely receipt of confirmation with respect to such Preferred Shares) (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, participating Preferred Stockholders may be paid at different times depending upon when certificates for Preferred Shares or confirmations of receipt for such Preferred Shares are actually received by the Depositary.
E. Determination of Validity.
All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Preferred Shares presented for redemption will be determined by the Fund, in its sole discretion, and the determination shall be final and binding. The Fund reserves the absolute right to reject any or all presentations for redemption determined not to be in appropriate form or to refuse to accept for payment, repurchase or pay for any Preferred Shares if, in the opinion of the Fund’s counsel, accepting, repurchasing or paying for the Preferred Shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any redemption, whether generally or with respect to any particular Preferred Share(s) or Preferred Stockholder(s). The Fund’s interpretations of the terms and conditions of the Offer shall be final and binding.
NONE OF THE FUND, THE INVESTMENT ADVISER, THE DEPOSITARY, THE SUB-CUSTODIAN OR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF DEFECTS OR IRREGULARITIES, OR WAIVERS OF DEFECTS OR IRREGULARITIES IN A REDEMPTION REQUEST, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO DO SO.
The method of delivery of Preferred Shares, the Letter of Transmittal, and any other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the participating Preferred Stockholder. Preferred Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by confirmation of receipt of delivery received by the Depositary). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
F. Federal Income Tax Withholding.
To prevent U.S. federal income tax backup withholding at a rate generally equal to 30% of the gross payments made pursuant to the Offer, each participating U.S. Preferred Stockholder who has not previously submitted a correct, completed and signed Form W-9 to the Fund or does not otherwise establish an exemption from withholding must notify the Depositary of the Preferred Stockholder’s correct taxpayer identification number (or certify that the taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Substitute Form W-9 included in the Letter of Transmittal. Certain U.S. Preferred Stockholders (including, among others, all corporations) are not subject to these backup withholding requirements.
Participating non-U.S. Preferred Stockholders who have not previously submitted a correct, completed and signed Form W-8 to the Fund must submit a form to the Depositary in order to avoid backup withholding. For those Preferred Stockholders, a copy of Form W-8 is included with the Letter of Transmittal.
Failure to submit the documentation described above or establish an exemption necessary to prevent backup withholding will result in an invalid submission of Preferred Shares for participation in the Offer and, accordingly, the Preferred Stockholder’s submitted Preferred Shares will not be accepted for repurchase.
For a discussion of certain other U.S. federal income tax consequences to participating Preferred Stockholders, see Section 9.
4. Rights of Withdrawal.
A request for redemption of Preferred Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. After the Expiration Date (including any date to which the Offer is extended), all redemption requests made pursuant to the Offer are irrevocable.
To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the last page of this Offer to Repurchase. Any notice of withdrawal must specify the name of the person who executed the particular Letter of Transmittal or Notice of Guaranteed Delivery, the number of Preferred Shares to be withdrawn, and the names in which the Preferred Shares to be withdrawn are registered. Any signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Preferred Shares withdrawn must also be furnished to the Depositary. If Preferred Shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 3 of this Offer to Repurchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Preferred Shares (which must be the same name, number and

Book-Entry Transfer Facility from which the Preferred Shares were submitted for redemption, and must comply with the procedures of the Book-Entry Transfer Facility).
Preferred Shares may be submitted again after a withdrawal has been made if the necessary documents and procedures for the submission of Preferred Shares for participation in the Offer are followed as described in this Offer to Repurchase.
5. Source and Amount of Funds; Effect of the Offer.
The actual cost of the Offer cannot be determined at this time because the number of Preferred Shares to be repurchased will depend on the number of Preferred Shares submitted for redemption, and the Repurchase Price will be determined on the Expiration Date. The Fund has the resources necessary to make payment for Preferred Shares submitted for repurchase in the Offer since the Fund will distribute to Preferred Stockholders participating in the Repurchase Offer the Portfolio Securities.
Participating Preferred Stockholders may experience a delay in the reregistration of the Portfolio Securities received as proceeds from the Offer due to the process of transferring title and verification of Mexican Account information. Participating Preferred Stockholders who hold and present their Preferred Shares in the name of a broker, dealer, financial institution or other nominee will receive the Portfolio Securities to which they are entitled in the name of their broker, dealer, financial institution or other nominee. It will be the responsibility of such brokers, dealers, financial institutions or other nominees to calculate and distribute or credit either fractional shares or cash in respect of fractional shares, at their election, to their clients’ accounts. Participating Preferred Stockholders will have to confirm that the correct number of Portfolio Securities has been credited to the participating Preferred Stockholders by the participating Preferred Stockholder’s broker or agent.
The Fund anticipates publishing the identity of the Portfolio Securities via press release on the Expiration Date.
Under no circumstances will the Fund pay interest to participating Preferred Stockholders for Preferred Shares redeemed, regardless of any delay in making payment therefor. Participating Preferred Stockholders will not be obligated to pay the Fund brokerage commissions or fees in connection with their demand to redeem Preferred Shares, although a participating Preferred Stockholder’s broker may charge a processing fee for assistance in transmitting the required documentation for participation in the Offer to the Depositary, and a participating Preferred Stockholder may incur expenses associated with establishment of the Mexican Account to receive the Portfolio Securities plus fees, expenses and brokerage commissions associated with the disposal or retention of such Portfolio Securities. The fact that Preferred Shares are being repurchased at 99% of the net asset value per Preferred Share reflects that all redemptions affected by the Fund pursuant to the Offer will bear the administrative costs and expenses incurred in transferring Portfolio Securities from the Fund to the participating Preferred Stockholders. The Fund estimates that expenses related to the Offer will be $60,000, including legal, accounting, filing, printing, Depositary fees. To the extent expenses exceed 1% of the Fund’s assets to be repurchased, the Fund will absorb the remaining expenses.

The repurchase of Preferred Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-participating holders of Preferred Shares and reducing the net assets of the Fund. The reduced net assets of the Fund as a result of the Offer will result in a higher expense ratio for the Fund. Additionally, a reduction in the number of Preferred Shares issued and outstanding may reduce the liquidity and the depth of the trading market for the Preferred Shares. All Preferred Shares repurchased by the Fund pursuant to the Offer will be cancelled.
In addition, there is a risk that the Fund’s investments and the Portfolio Securities may experience a decrease in value following the Offer depending on the level of participation in the Offer and whether participating Preferred Stockholders choose to dispose of the Portfolio Securities shortly after the Offer. Because of the size of the Fund and the characteristics of the Mexican securities market, if a large percentage of Preferred Stockholders participate in the Offer and choose to liquidate the Portfolio Securities shortly after they receive them, there could be an adverse impact on the Mexican securities market and the market prices of the Portfolio Securities and the Fund’s other investments, which risk affects all holders of Preferred Shares.
Because the proceeds of the Offer are Portfolio Securities, the Fund will not experience the typical effects associated with a cash tender offer including the attendant risks of declining net asset value because of significant market pressure to dispose of securities, increased Fund brokerage and related transaction expenses, and the realization of capital gains by the Fund accompanying the liquidation of portfolio securities for cash.
Participation in the Offer will, however, have certain tax consequences, risks and expenses as further discussed below.
PRO FORMA CAPITALIZATION (1)

		Adjustment For
		Repurchase at $39.15
	As of October 19, 2007	Per Preferred Share(2)
Total Net Assets	$193,929,788	$179,940,162
Common Shares Outstanding	3,474,169	3,474,169
Preferred Shares Outstanding	1,429,336	1,072,002
NAV Per Share (3)	$39.55	$39.58

(1)	This table assumes purchase by the Fund of 357,334 Preferred Shares, equal to 25% of the Fund’s outstanding Preferred Shares as of October 19, 2007.

(2)	This amount represents 99% of net asset value per Preferred Share as determined on October 19, 2007. Preferred Shares tendered pursuant to the Offer will be repurchased at 99% of net asset value per Preferred Share on the Expiration Date, which may be more or less than $39.15 per Preferred Share, and the Pro Forma net asset value per Preferred Share also may be more or less than that shown above.

(3)	The net asset value per share of capital stock of the Fund is normally determined on each business day of the week that the NYSE is open, as of the close of regular trading on the NYSE, and is determined by dividing the total net assets of the Fund by the aggregate number of shares of common stock and Preferred Shares outstanding.

6. Purpose of the Offer; Plans or Proposals of the Fund.
Making payment for an in-kind tender offer will provide potential benefits to both participating and non-participating holders of Preferred Shares and fulfill the Board’s commitment to stockholders who acquired Preferred Shares. The potential benefits of the Offer arise from the Fund’s closed-end fund structure, its investments in relatively less liquid securities, and its maintenance of relatively small cash positions. Potential benefits of the Offer include:
•	avoiding a cascade of required liquidations and distributions that would be associated with cash tender offers, and that would reduce the size of the Fund drastically;

•	causing the tax burden of capital gains realized in connection with the Offer to be borne only by participating Preferred Stockholders;

•	minimizing disruption to the investment management of the Fund and therefore minimizing the impact on the investments of stockholders who remain invested in the Fund after the Offer;

•	enhancing liquidity for the Fund’s Preferred Stockholders; and

•	assisting the Fund to maintain its status as a closed-end fund while potentially addressing the discount to net asset value at which the Fund’s capital stock has historically traded.
Since the Fund’s inception, its capital stock has at times traded at a significant discount from net asset value. Consequently, the Fund has taken several different measures to address such discount. At a Meeting of the Board of Directors held on December 13, 2001, the Board of Directors approved a tender offer (the “Tender”) for shares of the Fund’s common stock, $0.001 par value. The Tender allowed the Fund to purchase up to 100% of each stockholder’s shares of common stock, not to exceed 80% of the total outstanding shares of its common stock, for cash at a price equal to 100% of our net asset value per share as of the closing date. The Tender commenced on February 19, 2002 and expired on March 20, 2002. In connection with the Tender, the Fund purchased 6,122,069 shares of common stock at a total cost of $68,444,728. There were no gains or losses to the Fund because the repurchase of tendered shares was executed at 100% of the Fund’s net asset value as calculated on the Expiration Date. At a Special Meeting of the Board of Directors held on October 11, 1999, the Board of Directors approved a share repurchase program. Pursuant to the share repurchase program, the Fund was authorized to commence a two phase share repurchase program for up to 2,800,000 shares of common stock, or approximately 25% of our then outstanding shares of common stock, through a combination of share purchases and tender offers. During the years ended July 31, 2002, 2003, 2004 and 2005, the Fund made no repurchases pursuant to the program. Pursuant to the share repurchase program, during the year ended July 31, 2001, the Fund purchased 174,000 shares of common stock in the open market at a total cost of $1,703,552. The weighted average discount of these purchases comparing the purchase price to the net asset value at the time of purchase was 9.01%. During the fiscal year ended July 31, 2000, the Fund purchased 1,199,700 shares of common stock in the open market at a total cost of $10,573,159. The weighted average discount of these purchases comparing the purchase prices to the net asset value at the time of purchase was 16.40%.
This Offer is related to the Fund’s previous rights offering for the Preferred Shares pursuant to the Registration Statement, in which the Board stated its intention to conduct an offer to repurchase in-kind up to 25% of its issued and outstanding Preferred Shares on a semi-annual basis. The Offer will be the first time the Fund will conduct such a repurchase offer for its issued and outstanding Preferred Shares.
As stated in Section 1 above, the Fund received an order from the SEC permitting any holder of voting securities of the Fund, who may be deemed an “affiliated person” of the Fund within the meaning of Section 2(a)(3) of the 1940 Act solely as a consequence of such stockholder’s ownership of 5% or more of the outstanding voting securities of the Fund, to participate in this Offer and future in-kind tender offers.
The Offer has been provided to create greater liquidity in Preferred Shares by permitting Preferred Stockholders to redeem their Preferred Shares other than through secondary market transactions and has as a goal the ability of Preferred Stockholders to recoup the discount to net asset value per Preferred Share, although there is no assurance that any of this goal will be achieved. Payment in Portfolio Securities is expected to prevent the involuntary recognition and receipt by non-participating stockholders of any portion of the unrealized capital gains which would be realized if the Fund sold the Portfolio Securities in order to satisfy redemption requests in cash. As discussed below, however, the Offer is generally a taxable transaction for participating Preferred Stockholders.
The Offer has been unanimously approved by the Board. However, none of the members of the Board or any of the Fund’s executive officers has made any recommendations to any Preferred Stockholders as to whether to participate in the Offer. In making its decision, the Board considered the desire of certain Preferred Stockholders to enhance stockholder value, reduce the discount at which the Fund’s Preferred Shares are trading and realize close to net asset value for their Preferred Shares. The Board also sought an alternative that would minimize adverse tax consequences to the Fund and its stockholders. As discussed above, based on the Fund’s experience with other methods to reduce the Fund’s market discount and consideration of the proposed Offer, the Board concluded that the Offer is reasonably fair to all Preferred Stockholders.
7. Factors to Consider Regarding the Decision to Participate in the Offer.
The decision whether a Preferred Stockholder should participate in the Offer depends on the facts and circumstances of each Preferred Stockholder. The Fund suggests that Preferred Stockholders consider the expenses associated with participation in the Offer, including establishment of the Mexican Account, and other related paperwork, the implications of owning Portfolio Securities and the tax consequences of participation. Preferred Stockholders should also consider that the Fund will be making future semi-annual in-kind repurchase offers.
Without consideration of any potential tax consequences to a Preferred Stockholder of participation in the Offer, the actual per Preferred Share expense to a Preferred Stockholder of participation depends on a number of factors, including the number of Preferred Shares submitted for repurchase, the varying expenses associated with establishing the Mexican Account and/or enlisting the assistance of a U.S. bank or broker which may charge clients a fee for submitting the documentation necessary for participation. Moreover, participating Preferred Stockholders may incur additional expenses following their participation in the Offer depending on whether they sell or retain the Portfolio Securities.
Participating Preferred Stockholders may wish to retain the Portfolio Securities as an investment for the long term. The Fund is not providing Preferred Stockholders with specific information regarding each of the Portfolio Securities. However, participating Preferred Stockholders may not have the means to effectively monitor, or monitor as efficiently as with a managed investment vehicle, the performance of the Portfolio Securities, and the Portfolio Securities would be subject to the typical investment risks associated with foreign investments in developing markets, such as the risk of political and economic instability that developing countries periodically experience. In addition, information regarding the Mexican companies that comprise the Portfolio Securities may not be as current as information provided by U.S. public companies and is likely to be available only in Spanish. Mexican public companies are subject to less stringent disclosure standards and regulatory oversight than U.S. public companies. There also may be additional future expenses participating Preferred Stockholders incur in retaining the Portfolio Securities. If participating Preferred Stockholders receive Portfolio Securities and then determine to liquidate the Portfolio Securities, participating Preferred Stockholders would be subject to investment and currency risks as well as additional expenses and tax consequences associated with liquidation of the Portfolio Securities. Preferred Stockholders will need to conduct their own investment research regarding the Mexican companies comprising the Portfolio Securities and/or seek assistance from their financial advisors. Preferred Stockholders are encouraged to consult with their financial and tax advisors regarding these issues.
The Mexican Account
Participating Preferred Stockholders must provide information regarding a Mexican Account where Portfolio Securities may be transferred. Establishing and maintaining a Mexican Account may entail additional expenses that should be considered when determining whether participation in the Offer represents the best method to realize the value of the Preferred Stockholder’s investment in the Fund. Furthermore, the Mexican Account may be subject to different procedures, laws and risks than a U.S. brokerage account. It may be more convenient for Preferred Stockholders to seek the assistance of a U.S. broker or dealer in meeting this requirement.
Investing in Foreign Securities
The decision to participate in the Offer and retain the Portfolio Securities represents a direct investment in the securities of Mexican issuers.
Participating Preferred Stockholders should be aware of the risks of such a direct investment and the potential difficulties of managing a portfolio of foreign securities.

Investment in Mexican securities involves special considerations and risks that are not normally associated with investments in U.S. securities, including (1) relatively higher price volatility, lesser liquidity and small market capitalization of the Mexican securities markets; (2) currency fluctuations and the cost of converting Mexican pesos into U.S. dollars; (3) restrictions on foreign investment and potential restrictions on repatriation of capital invested in Mexico and remittance of profits and dividends accruing thereon; (4) political, economic and social risks and uncertainties, including risks of confiscatory taxation and expropriation or nationalization of assets; (5) higher rates of inflation, unemployment and interest rates than in the United States; and (6) less stringent disclosure requirements, less available information regarding Mexican public companies and less active regulatory oversight of Mexican public companies. Some of the risks are associated with an investment in Mexican securities are detailed below:
Market Illiquidity; Volatility. Although, the Bolsa Mexicana de Valores, S.A. de C.V. (the “Mexican Stock Exchange” or “Bolsa”) is one of the largest stock markets within the Latin American region with a market capitalization of US$904 billion, as at the end of October 5, 2007, it is smaller, less liquid and more volatile than the major securities markets of the United States. The Mexbol Index is highly concentrated in a few issuers, thirty-five out of a total of 127. América Móvil, “AMX” accounts for 25% of the Mexbol Index´s aggregate market capitalization, while no single stock issue accounts for more than 2.6% of the aggregate market capitalization of the NASDAQ and the NYSE. Thus, the performance of the Mexican Stock Exchange, as further described below, is highly dependent on the performance of a few issuers. Additionally, prices of equity securities traded on the Mexican Stock Exchange are generally more volatile than prices of equity securities traded on the NYSE. The combination of price volatility and the relatively limited liquidity of the Mexican Stock Exchange may have an adverse impact on the investment performance of the Fund.
Market Corrections. The Mexbol Index has gained an average per annum 46% dollar return for the period 2003-2006. This market rally was in tandem with global synchronized growth and high commodity prices, but most importantly, companies’ strong cash earnings growth. Albeit, the Mexbol Index registered an 18% decline from its maximum and minimum during July-August period, due to volatility in global markets due to problems in the U.S. sub-prime mortgage market. As at the end of August 28, 2007, the Bolsa´s EV/EBITDA multiple was 10.23x compared to 9.3 times, or 1% and 18% above its one and four-year averages, respectively. Due to the high concentration of investors, issuers and intermediaries in the Mexican securities market and the general high volatility of the Mexican economy, the Mexican securities market may be subject to severe market corrections than more broadly based markets. As is the case with investing in any securities market, there can be no assurance that market corrections will not occur again.
The Mexican Economy. Since the 1995 crisis, the Mexican economy has developed significantly and has shown increasing macro and fiscal stability. Furthermore, a floating exchange rate regime, an increase in international reserves, a stronger current account and responsible fiscal and monetary policies have successfully combined to make the country less sensitive to external shocks of the past. However, owing to a lack of structural reforms in the last 10 years Mexico’s GDP growth continues to depend largely on U.S. economic performance.
Nonetheless, President Felipe Calderon presented a broad series of initiatives comprising the 2007-2012 National Development Plan (NDP) early in 2007. The main axis of President Calderon’s NDP is sustainable human development, which is defined as an ongoing and sustained process that broadens the capacities, opportunities and freedom of all Mexicans. In order to progress in that direction President Calderon included a Fiscal Reform in the NDP. It is an in-depth reform that covers all aspects of Public Finances and establishes a modern platform for meeting challenges associated with the sustainable course of Mexico’s development in the coming decades.
By September 2007, the 18-year-long-awaited fiscal reform was finally approved by Congress. The proposal does not change the current Value Added Tax regime or rates. It assumes the difficult challenge of broadening the tax base by establishing, among others, a flat business contribution tax of 16.5% in 2008, 17% in 2009 and 17.5% starting the year 2010, aimed at reducing tax evasion, elusion and fiscal privileges.
Fiscal reform will contribute US$10.4 billion per annum in additional revenue for the government, or around 1.1% of GDP, which will be on top of the US$217 billion already approved in the 2008 budget.
By the end of the 2012 year, fiscal reform is expected to boost the country’s tax intake to 2.5% of annual GDP, according to Mexico’s Finance Minister, Agustin Carstens. Tax revenue currently accounts for 10.2% of GDP and is the lowest in Latin America.
The National Development Plan also states the need for Mexico’s Public Finance Ministry to reduce its dependence on oil revenue. Over a 20-year period, Mexico must replace oil revenue equivalent to 10% of GDP and reduce government’s 33% oil revenue dependence.
This NDP also proposes the initiative of a National Infrastructure Program spanning several years to be approved within the Federal Budget. President Calderon’s National Infrastructure Program envisions a US$270 billion investment in infrastructure, including private and public investment for the period 2007-2012. The Calderon government sees investing in infrastructure as tantamount to building a better Mexico and the program includes: (i) US$76 billion in hydrocarbon production, (ii) US$35 billion in electricity, (iii) US$35 billion in refining, gas and petrochemicals, (iv) US$26 billion in highways, (v) US$26 billion in communications, (vi) US$14 billion in drinking water and conveyance rehabilitation, (vii) US$7 billion in ports, (viii) US$5 billion in airports, (ix) US$5 billion in railroads and multimodal transport, and (x) US$5 billion in hydro agriculture and flood control.
Over the long term, fiscal reform, as part of the NDP, is set to have a positive impact on the Mexican economy which President Calderon’s government estimates will grow at an average rate of 5% during the period 2007-2012 (2.5% for the period 2001-2006 and 3.0% for the period 1995- 2000).

Furthermore, during the years following the 1995 Mexican crisis, Mexico developed a strong export platform with total exports rising to US$253.9 billion in 2006 from US$60.9 billion in 1994. Although, Mexico´s exports are highly concentrated to the U.S, representing approximately 90% of exports total.
Macroeconomic imbalances are no longer a cause for concern as foreign direct investment (FDI) inflows, have grown consistently grown and been able to fully finance the current account deficit. Foreign direct investment has increased to US$19.1 billion, on average, for the period 2002-2006, from US$8.7 billion, on average, during 1992-1996.
Furthermore, a lower current account deficit along with higher surpluses in the capital account has translated in a strong accumulation of reserves. For the period January-July 2007, inflows of remittances from Mexican workers abroad, amounting to US$13.6 billion; oil exports of US$22.6 billion with non-oil exports of US$127.9 billion; and US$7.9 billion in tourism flows has resulted in an accumulation of US$78.2 billion international reserves as at the end of August 2007 compared to just US$6.1 billion in 1994.
On the financial front, the Mexican economy has gained increasing strength and stability from responsible fiscal and monetary policies. The autonomy of the Mexican Central Bank since 1993 and the successful implementation of monetary policy have resulted in lower inflation levels. As at the end of August 2007, the consumer price index registered a 4.03% growth for the last twelve months, compared with an average of 16% over the previous ten years. This has translated in lower short term interest rates, 7.10% on average in 2006, compared to an average of 20% over the previous ten years.
Furthermore, private compulsory pension fund system, which was implemented in 1987 during the ex-president Carlos Salinas´ administration has continued to grow consistently from approximately US$5 billion to US$80 billion as at the end of August 2007, fueling demand for long-term Mexican government bonds denominated in pesos and investment in Mexican equities, representing 5.1% of total assets under management.
Finally, a successful free floating policy for the peso has prevented any further “abrupt” devaluation since 1995. The Mexican Peso closed 2005 and 2006, at US$10.64 and US$10.9, respectively, to the U.S. Dollar.
There is a risk that the Fund’s investments and the Portfolio Securities may experience a decrease in value following the Offer depending on the level of participation in the Offer and whether participating Preferred Stockholders choose to dispose of the Portfolio Securities shortly after the Offer. Because of the size of the Fund and the characteristics of the Mexican securities market, if a large percentage of Preferred Stockholders participate in the Offer and choose to liquidate the Portfolio Securities shortly after they receive them, there could be an adverse impact on the Mexican securities market and the market prices of the Portfolio Securities and the Fund’s other investments, which risk affects both participating and non-participating Preferred Stockholders.

Mexican Economic and Political Factors. Although Mexico’s economy has strengthened in recent years and Mexico’s sovereign debt was recently upgraded to an “investment-grade” rating by the three most prominent rating agencies, including Standard and Poor’s, Mexico continues to be characterized as a developing economy and investments in developing countries are subject to certain economic risks. Mexico has experienced widespread bank failures, currency devaluations, high levels of inflation and interest rates. Mexico is also dependent on certain industries and exports for the health of its economy. The Portfolio Securities are denominated in pesos. As a result, the Portfolio Securities must increase in market value at a rate in excess of the rate of any decline in the value of the peso against the U.S. dollar in order to avoid a decline in their equivalent U.S. dollar value.
Mexican Securities Laws and Accounting Rules. There is less publicly available information about the issuers of Mexican securities, such as the Portfolio Securities, than is regularly published by issuers in the United States. Information provided by Mexican public companies may not be current, accurate or easily obtainable and, to the extent available, is likely to be in Spanish. Also, there is generally less governmental supervision and regulation of exchanges, brokers and issuers in Mexico than there is in the United States. U.S. holders of Portfolio Securities may also experience difficulties enforcing U.S. laws or obtaining service of process against the issuers of the Portfolio Securities.
Managing and Retaining the Portfolio Securities as an Investment. In addition to the risk factors discussed above, participating Preferred Stockholders who desire to retain the Portfolio Securities as part of their investment portfolio should consider whether they have the ability to actively manage a portfolio of foreign securities. Preferred Stockholders may have invested in the Fund for exposure to the Mexican securities market with the assistance of the Fund’s investment adviser, a professional portfolio manager familiar with that market. Preferred Stockholders may not have access to the information and experience necessary to effectively manage the Portfolio Securities and may incur losses from holding the Portfolio Securities as an investment.
Tax Consequences of Participating and Retaining or Disposing of Portfolio Securities. Participation in the Offer is generally a taxable event and participating Preferred Stockholders will recognize a gain or loss or dividend income upon receipt of the Portfolio Securities. Additionally, the disposition of the Portfolio Securities represents a separate taxable event and Preferred Stockholders will generally recognize a taxable gain or loss at the time of sale based upon the difference in the value of the Portfolio Securities received after the Expiration Date and the value of the Portfolio Securities at their time of sale.
Depending on the level of participation in the Offer, the liquidity of Fund Preferred Shares is likely to decrease and the Fund expense ratio increase because there will be fewer Preferred Shares issued and outstanding as a result of the repurchases. However, the Fund’s investment adviser does not anticipate that its investment strategy and the Fund’s investment objective will be materially affected by the Offer.

Preferred Stockholders who desire to sell their Preferred Shares should evaluate these factors and their own particular situation to determine if it is administratively easier and less costly to sell their Preferred Shares for cash on the NYSE.
NONE OF THE FUND, ITS BOARD OF DIRECTORS, NOR ITS INVESTMENT ADVISER MAKES ANY RECOMMENDATION TO ANY PREFERRED STOCKHOLDER WHETHER TO PARTICIPATE IN THE OFFER, AND NONE OF SUCH PERSONS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. PREFERRED STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN FINANCIAL AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER OR NOT TO PARTICIPATE.
8. NAV and Market Price Range of Preferred Shares; Dividends.
The Preferred Shares are traded on the NYSE. During each fiscal quarter of the Fund during the current fiscal year, the net asset value per Preferred Share (as of the last day of such fiscal quarter), and the High, Low and Close NYSE market price per share (as of the last day of such fiscal quarter) were as follows:

	MARKET PRICE
FISCAL QUARTER ENDED	HIGH	LOW	CLOSE	NAV
January 31, 2006*	$19.30	$18.35	$19.12	$21.17
April 30, 2006	$19.50	$18.00	$19.50	$22.40
July 31, 2006	$20.90	$16.05	$19.00	$22.18
October 31, 2006	$23.40	$19.90	$23.20	$26.54
January 31, 2007	$28.60	$23.25	$23.78	$28.96
April 30, 2007	$33.50	$24.86	$33.40	$32.99
July 31, 2007	$42.00	$32.01	$36.10	$38.18
October 19, 2007**	$38.00	$29.99	$35.50	$39.55

*	The Preferred Shares were issued on or about January 6, 2006.

**	Share prices from August 1, 2007 through October 19, 2007.
On December 27, 2006 the Fund paid a dividend of $3.03 per share on the Preferred Shares.
9. Federal Income Tax Consequences of the Offer.
The following is a general summary of the U.S. federal income tax consequences of the Offer and is included for general information purposes only. In view of the individual nature of tax consequences, each Preferred Stockholder is advised to consult his or her own tax advisor with respect to the specific tax consequences to such Preferred Stockholder of participating (or not participating) in the Offer, including the effect and applicability of state, local, foreign, and other tax laws and the possible effects of changes in U.S. federal or other tax laws.
Exchange Treatment. The sale of Preferred Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a sale or exchange, or, under certain circumstances, as a dividend. Under Section 302(b) of the Internal Revenue Code of 1986, as amended (the “Code”), a sale of Preferred Shares pursuant to the Offer generally will be treated as a sale or exchange if the receipt of cash by the Preferred Stockholder: (a) results in a complete termination of the Preferred Stockholder’s interest in the Fund, (b) is substantially disproportionate with respect to the Preferred Stockholder (meaning, generally, that the Preferred Stockholder’s percentage interest in the Fund after the Offer has been completed is less than 80% of the Preferred Stockholder’s prior percentage interest in the Fund), or (c) is not essentially equivalent to a dividend with respect to the Preferred Stockholder. In determining whether any of these tests has been met, Preferred Shares actually owned, as well as Preferred Shares considered to be owned by the Preferred Stockholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If a tendering Preferred Stockholder’s overall percentage interest in the Fund (taking into account Preferred Shares owned constructively under Section 318 of the Code) does not decrease as a result of the sale of Preferred Shares, none of the three tests would be met.
If any of these three tests for sale or exchange treatment is met, a Preferred Stockholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Preferred Shares purchased in the Offer and the Preferred Stockholder’s adjusted basis in such Preferred Shares. If such Preferred Shares are held as a capital asset, the gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the Preferred Shares have been held for more than one year. Under certain wash sales rules, recognition of a loss on Preferred Shares sold pursuant to the Offer will ordinarily be disallowed to the extent the Preferred Stockholder acquires Preferred Shares within 30 days before or after the date Preferred Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Preferred Shares acquired will be adjusted to reflect the disallowed loss.
Dividend Treatment. If none of the three tests under Section 302(b) of the Code outlined above is met, the amount received by a Preferred Stockholder who sells Preferred Shares pursuant to the Offer will be taxable to the Preferred Stockholder as a dividend to the extent of such Preferred Stockholder’s allocable share of the Fund’s current or accumulated earnings and profits. Any additional amount will constitute a non-taxable return of capital to the extent of the Preferred Stockholder’s adjusted basis in the Preferred Shares sold pursuant to the Offer and thereafter will be taxable as gain from a sale of the Preferred Shares. Any remaining adjusted basis in the Preferred Shares tendered to the Fund will be transferred to any remaining Preferred Shares held by such Preferred Stockholder. In addition, if a tender of Preferred Shares is treated as a dividend to a tendering Preferred Stockholder, a constructive dividend under Section 305(c) of the Code may result to a non-tendering Preferred Stockholder whose proportionate interest in the earnings and assets of the Fund has been increased by such tender.
Foreign Preferred Stockholders. Any payments to a tendering Preferred Stockholder who is a nonresident alien individual, a foreign trust, foreign estate or a foreign corporation that does not hold his, her or its shares in connection with a trade or business conducted in the United States (a “Foreign Preferred Stockholder”) will be subject to U.S. withholding tax at the 30% rate applicable to dividends (or such reduced rate, if the Foreign Preferred Stockholder submits a properly completed Form W-8BEN, as applies under an applicable tax treaty). If the sale of Preferred Shares by a Foreign Preferred Stockholder is treated as a sale or exchange rather than a dividend, the Foreign Preferred Stockholder will not be subject to U.S. federal income tax on any gain (and may seek a refund from the Internal Revenue Service for any U.S. withholding tax withheld from the sale proceeds) unless the Foreign Preferred Stockholder is an individual who is physically present in the United States for 183 days or more and certain other conditions exist.

Such persons are advised to consult their own tax advisors. Special rules may apply in the case of Foreign Preferred Stockholders (i) that are engaged in a U.S. trade or business, (ii) that are former citizens or residents of the U.S. or (iii) that are controlled foreign corporations, foreign personal holding companies, corporations that accumulate earnings to avoid U.S. federal income tax, and certain foreign charitable organizations. Such persons are advised to consult their own tax advisors.
Backup Withholding. The Fund generally will be required to withhold tax generally equal to the rate of 28% (backup withholding) from any payment to a tendering Preferred Stockholder that is an individual (or certain other non-corporate persons) if the Preferred Stockholder fails to provide to the Fund its correct taxpayer identification number and certify that it is not subject to backup withholding on dividends (by completing and returning the Substitute Form W-9 included in the Letter of Transmittal) or if the Internal Revenue Service advises the Fund that the Preferred Stockholder is subject to backup withholding for prior underreporting of reportable interest or dividend payments. A Foreign Preferred Stockholder generally will be able to avoid backup withholding with respect to payments by the Fund for tendered Preferred Shares only if it furnishes to the Fund a duly completed Form W-8BEN, certifying under penalties of perjury, that it (1) is neither a citizen nor a resident of the United States, (2) has not been, and reasonably does not expect to be, present in the United States for a period aggregating 183 days or more during the calendar year, and (3) reasonably expects not to be engaged in a trade or business within the U.S. to which the gain on sale of the Preferred Shares would be effectively connected, or a duly completed Form W-8ECI, certifying under penalties of perjury, that (1) it is neither a citizen nor resident of the U.S., and (2) this income is effectively connected with a U.S. trade or business. Backup withholding is not an additional tax, and any amounts withheld may be credited against a Foreign Preferred Stockholder’s U.S. federal income tax liability or refunded by the Internal Revenue Service.
10. Selected Financial Information.
Set forth below is a summary of selected financial information for the Fund as to the Fund’s Preferred Stock for the period January 7, 2006 through July 31, 2006, and for the fiscal year ended July 31, 2007; and as to the Fund’s common stock for the fiscal years ended July 31, 2003, 2004, 2005, 2006 and 2007. In addition, set forth below is a summary of selected financial information for the Fund for the period specified in the second chart. The information with respect to the fiscal years has been excerpted from the Fund’s audited financial statements contained in its Annual Reports to Preferred Stockholders for these years. These Annual Reports were previously provided to all stockholders of the Fund. Copies of the audited statements can be obtained free of charge, each at the website of the Securities and Exchange Commission (the Commission) (http://www.sec.gov). The summary of selected financial information set forth below is qualified in its entirety by reference to such statements and the financial information, the notes thereto and related matters contained therein.

FINANCIAL HIGHLIGHTS
THE MEXICO EQUITY AND INCOME FUND, INC.
For a Preferred Share Outstanding Throughout the Period

			For the Period January 7,
	For the Year Ended July		2006 through July 31,
	31, 2007		2006
Per Share Operating Performance
Net asset value, beginning of period	$22.18		$21.25

Net investment income	(0.14)		0.13
Net realized and unrealized gains on investments and foreign currency transactions
	19.17		0.80

Net increase from investment operations	19.03		0.93

Less: Distributions
Dividends from net investment income	(0.13)		—
Distributions from net realized gains	(2.90)		—

Total dividends and distributions	(3.03)		—

Net Asset Value, end of period	$38.18		$22.18

Per share market value, end of period	$38.00		$19.00
Total Investment Return Based on Market Value, end of period (1)	110.66%		2.70	%(2)

Ratios/Supplemental Data
Net assets, end of period (000’s)	$54,567		$31,708
Ratios of expenses to average net assets:
Before expense reimbursement	1.42%		1.97	%(3)
After expense reimbursement	1.42%		1.97	%(3)
Ratios of net investment income (loss) to average net assets:
Before expense reimbursement	(0.47%)		0.37	%(3)
After expense reimbursement	(0.47%)		0.37	%(3)

Portfolio turnover rate	135.49	%(4)	179.85%

(1)	Total investment return is calculated assuming a purchase of common stock at the current market price on the first day and a sale at the current market price on the last day of each period reported. Dividends and distributions, if any, are assumed for purposes of this calculation to be reinvested at prices obtained under the Fund’s dividend reinvestment plan. Total investment does not reflect brokerage commissions.

(2)	Not Annualized.

(3)	Annualized.

(4)	Calculated on the basis of the Fund as a whole without distinguishing between shares issued.

FINANCIAL HIGHLIGHTS
THE MEXICO EQUITY AND INCOME FUND, INC.
For a Common Share Outstanding Throughout Each Year

	For the Year Ended July	For the Year Ended July	For the Year Ended July	For the Year Ended July	For the Year Ended July
	31, 2007	31, 2006	31, 2005	31, 2004	31, 2003
Per Share Operating Performance
Net asset value, beginning of year	$22.18	$21.27	$13.6	$10.15	$8.74

Net investment income (loss)	(0.14)	0.14	0.01	(0.02)	0.00	(2)
Net realized and unrealized gains on investments and foreign currency transactions	19.17	6.54	7.60	3.55	1.41

Net increase from investment operations	19.03	6.68	7.61	3.53	1.41

Less: Distributions
Dividends from net investment income	(0.13)	(0.16)	—	(0.02)	—
Distributions from net realized gains	(2.90)	(4.41)	—	—	—

Total dividends and distributions	(3.03)	(4.57)	—	(0.02)	—

Capital Share Transactions
Anti-dilutive effect of Share Repurchase	—	0.18	—	—	—
Dilutive effect of Share Issuance	—	(0.18)	—	—	—
Dilutive effect of Preferred Share Issuance	—	(1.20)	—	—	—

Total capital share transactions	—	(1.20)	—	—	—

Net Asset Value, end of year	$38.18	$22.18	$21.27	$13.66	$10.15

Per share market value, end of year	$44.23	$19.40	$18.82	$11.73	$9.10
Total Investment Return Based on Market Value, end of year (1)	152.78%	37.62%	60.44%	29.10%	14.47%

	For the Year Ended July		For the Year Ended July		For the Year Ended July	For the Year Ended July	For the Year Ended July
	31, 2007		31, 2006		31, 2005	31, 2004	31, 2003
Ratios/Supplemental Data
Net assets, end of year (000’s)	$100,251		$54,872		$52,621	$33,779	$25,104
Ratios of expenses to average net assets:
Before expense reimbursement	1.42%		1.90%		1.77%	2.09%	2.64%
After expense reimbursement	1.42%		1.90%		1.77%	2.08%	2.62%
Ratios of net investment income (loss) to average net assets:
Before expense reimbursement	(0.47%)		0.24%		0.03%	(0.15%)	0.02%
After expense reimbursement	(0.47%)		0.24%		0.03%	(0.15%)	0.04%

Portfolio turnover rate	135.49	%(3)	179.85	%(3)	259.60%	234.42%	180.67%

(1)	Total investment return is calculated assuming a purchase of common stock at the current market price on the first day and a sale at the current market price on the last day of each period reported. Dividends and distributions, if any, are assumed for purposes of this calculation to be reinvested at prices obtained under the Fund’s dividend reinvestment plan. Total investment does not reflect brokerage commissions.

(2)	The amount listed is less than $0.005 per share.

(3)	Calculated on the basis of the Fund as a whole without distinguishing between shares issued.

11. Certain Information Concerning the Fund and the Fund’s Investment Adviser.
The Fund, which commenced investment operations on August 21, 1990, is registered as a closed-end, non-diversified management investment company under the 1940 Act and is organized as a Maryland corporation. The Fund’s common stock and preferred stock are listed and trade on the NYSE under the trading symbols “MXE” and “MXE-Pr,” respectively. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) because it does not redeem its shares at the election of a stockholder and does not continuously offer its shares for sale to the public.
The Fund’s Board is currently comprised of five members. Three of the Board’s members are elected by the holders of the common stock, while two of the Board’s members, who were initially elected by the holders of the common stock, will now be elected by the holders of the preferred stock.
The Fund’s investment adviser is Pichardo Asset Management, S.A. de C.V., a corporation organized under the laws of Mexico and a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The investment adviser’s principal office is located at Teopanzolco Avenue #408, 3rd Floor, Cuernavaca 62260, Morelos, Mexico. Maria Eugenia Pichardo is the President and Chief Executive Officer of the investment adviser. Ms. Pichardo owns 99% of the total outstanding shares of common stock of the investment adviser and has acted as the Fund’s portfolio manager since the inception of the Fund in 1990.
The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the Commission in connection with the Offer. Such reports and other information should be available for inspection at the public reference room at the Commission’s office, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. The Fund’s filings are also available to the public on the Commission’s internet site (http://www.sec.gov). Copies may be obtained, by mail, upon payment of the Commission’s customary charges, or by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

12.	Interest of Directors and Officers; Transactions and Arrangements Concerning the Preferred Shares.
The directors and officers of the Fund, whose address is in care of the Fund at 615 E. Michigan St., 2nd Floor, Milwaukee, Wisconsin 53202, are set forth in the table below:

NAME	POSITION
Phillip Goldstein	Director and Chairman

Gerald Hellerman	Director[1], Treasurer and Chief Compliance Officer

Glenn Goodstein	Director

Rajeev Das	Director

Andrew Dakos	Director

Maria Eugenia Pichardo	President

Francisco Lopez	Secretary
The number and percentage of outstanding Preferred Shares beneficially owned by the directors and officers of the Fund as of October 19, 2007 were as follows:
Phillip Goldstein—81,200 Preferred Shares (5.68%); Gerald Hellerman—0 Preferred Shares (0%); Rajeev Das—7,150 Preferred Shares (0.50%); Andrew Dakos – 44,175 Preferred Shares (3.09%); Glenn Goodstein—8,818 Preferred Shares (0.62%); Maria Eugenia Pichardo— 0 Preferred Shares (0%); and Francisco Lopez — 0 Preferred Shares (0%).
To the Fund’s knowledge, none of the Fund’s officers or directors, or associates of any of the foregoing, has effected any transaction in Preferred Shares during the past 60 business days.
None of the Fund nor, to the Fund’s knowledge, any of the Fund’s officers or directors is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly to the Offer with respect to any securities of the Fund, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

[1]	Mr. Hellerman is deemed an Interested Director by virtue of being an executive officer of the Fund.

13. Certain Legal Matters; Regulatory Approvals.
Other than the order received from the SEC described in Sections 1 and 6 of this Offer to Repurchase the Fund is not aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Preferred Shares by the Fund as contemplated herein. Should any such approval or other action be required, the Fund presently contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Preferred Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligations under the Offer to accept for payment and pay for Preferred Shares are subject to certain conditions described in Section 14 of this Offer to Repurchase.
14. Certain Conditions of the Offer.
Notwithstanding any other provision of the Offer, the Fund shall not be required to accept for payment or pay for any Preferred Shares, may postpone the acceptance for payment of, or payment for, tendered Preferred Shares, and may, in its reasonable discretion, terminate or amend the Offer as to any Preferred Shares not then paid for if (1) such transactions, if consummated, would (a) result in delisting of the Fund’s common stock or Preferred Shares from the NYSE or (b) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund subject to U.S. federal (and possibly certain state and local) income taxes on all of its income and gains in addition to the taxation of stockholders who receive distributions from the Fund); (2) the amount of Preferred Shares tendered would require liquidation of such a substantial portion of the Fund’s securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have a material adverse effect on the NAV of the Fund to the detriment of non-tendering stockholders; (3) there is any (a) in the Board of Directors’ judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund, (b) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the NASDAQ National Market System, (c) declaration of a banking moratorium by any U.S. federal or state authorities or any suspension of payment by banks in the United States or New York State, (d) limitation affecting the Fund or the issuers of its Portfolio Securities imposed by any U.S. federal or state authorities on the extension of credit by lending institutions, (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (f) in the Board of Directors’ judgment, other event or condition that would have a material adverse effect on the Fund or its stockholders if tendered Preferred Shares were purchased; or (4) the Board of Directors determines that effecting any such transaction would constitute a breach of any of its fiduciary duties owed to the Fund or its stockholders.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any such conditions or may be waived by the Fund in whole or in part at any time and from time to time in its sole discretion. The failure by the Fund at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this Section shall be final and binding on all parties.
A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.
If the Offer is suspended or postponed, the Fund will provide notice to stockholders of such suspension or postponement.
15. Fees and Expenses.
The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Preferred Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank, trust company or other person has been authorized to act as agent of the Fund or the Depositary for purposes of the Offer.
The Fund has retained Computershare Trust Company, N.A. to act as Depositary. The Depositary will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses.
16. Miscellaneous.
The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Preferred Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction.
17. Other Information About the Fund
On November 4, 2005, the Fund enacted its Articles Supplementary, reclassifying 2,000,000 shares of common stock as shares of preferred stock (the “Articles Supplementary”). Upon further consideration, the Board of Directors believes that it is in the best interests of the Fund and its stockholders to permit, but not require, preferred stockholders, at their sole discretion, to request that the Fund convert any or all of their preferred shares to shares of the Fund’s common stock. At a meeting held on June 26, 2007, the Board of Directors approved an amendment to the Articles Supplementary, whereby preferred stockholders of the Fund, at their sole discretion, may request that the Fund convert their shares of preferred stock to common stock. The Board of Directors is seeking approval from the Fund’s common and preferred stockholders, each voting as a separate class, to amend the Fund’s Articles Supplementary to allow the Fund to convert shares of its preferred stock to common stock upon the request of a preferred stockholder.
On February 14, 2003, the Fund obtained stockholder approval for the creation, issuance and registration of put warrants, pursuant to a put warrant program, which are designed to afford stockholders a series of opportunities to realize NAV for their shares. As initially conceived, the put warrants would entitle a holder thereof to surrender to the Fund one share of the Fund’s common stock for each put warrant held once each calendar quarter, in exchange for cash equal to NAV per share.
A registration statement covering the issuance of the proposed put warrants and certain no-action and exemptive relief requested by the Fund with respect thereto is currently under review by the staff of the Division of Investment Management (“IM”) and the staff of the Division of Corporate Finance (“Corp Fin”) of the SEC. In April 2007, the staff of IM provided comments to the request for examptive relief and we expect that, once such comments are addressed, exemptive relief will be granted pending approval by the SEC. The staff of Corp Fin has not indicated that the Fund’s no-action request will be granted or that the staff will provide any comments to the no-action request. Therefore, there can be no assurance that no-action relief will be granted in the near future. In addition to the SEC’s review, the NYSE has informally indicated that, if the put warrants are approved by the SEC, the put warrants should be eligible to be listed on the NYSE.
If the put warrants are approved by the SEC and become listed on the NYSE, each outstanding share of preferred stock would automatically convert to one share of the Fund’s common stock. In such an event, no shares of preferred stock would be outstanding and, therefore, the Fund would not conduct any Tender Offers for such shares. There can, however, be no assurance that the Fund will be able to register the put warrants in the near future.
18. The Depositary.
The Letter of Transmittal, certificates for the Preferred Shares and any other required documents should be sent by each Preferred Stockholder of the Fund or his or her broker-dealer, commercial bank, trust company or other nominee to the Depositary as set forth below. Facsimile copies of the Letter of Transmittal will not be accepted.
The Depositary for the Offer is:
Computershare Trust Company, N.A.
By Certified Mail, By Overnight Courier, By Hand:

By Certified Mail:	By Overnight Courier:	By Hand:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
P.O. Box 859208	161 Bay State Drive	161 Bay State Drive
Braintree, MA 02185-9208	Braintree, MA 02184	Braintree, MA 02184
Attn: Corporate Actions	Attn: Corporate Actions	Attn: Corporate Actions
THE MEXICO EQUITY AND INCOME FUND, INC.